Exhibit 2

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing amendment to the statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Date: February 6, 2007	KAR-TESS HOLDING S.A.

	By	George A. David*
	Name:	George A. David
	Title:	Director

Date: February 6, 2007	BOVAL S.A.

	By	P.K. Oesch*
	Name:	P.K. Oesch
	Title:	Director

	By	Ernst Wickihalder*
	Name:	Ernst Wickihalder
	Title:	Director

Date: February 6, 2007	SEVERINE LTD.

	By	Ryan Rudolph*
	Name:	Ryan Rudolph
	Title:	Director

Date: February 6, 2007	George A. David*
George A. David

Date: February 6, 2007	Anastasios P. Leventis*
Anastasios P. Leventis

Date: February 6, 2007	Haralambos K. Leventis*
Haralambos K. Leventis

Date: February 6, 2007	Anastassis David*
Anastassis David

Date: February 6, 2007	/s/ Leonidas Ioannou
Leonidas Ioannou

Date: February 6, 2007	/s/ Jeremy Downward
Jeremy Downward Attorney-in-fact*